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                                                                    Exhibit 1(i)

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
         DEATH BENEFIT AVAILABLE AT DEATH OF ANY ANNUITANT ENDORSEMENT
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The Contract to which this endorsement is attached is amended by deleting the
Death Benefit Available at Death of Any Annuitant provision in its entirety and adding the following:

Death Benefit Available at Death of Any Annuitant

Death Benefit if the Annuitant is, or both the Annuitant and Joint Annuitant are, age 80 or younger at issue: The Death Benefit, as of the date we receive due proof of death of any Annuitant, is equal to the greatest of:
   (a) the Contract Value as of the date we receive due proof of death of any Annuitant;
   (b) the greatest Contract Value as of any Contract anniversary up to and including the Contract anniversary next following or coincident with the 80th birthday of the older of any Annuitant plus any Purchase Payments paid since then adjusted for any withdrawals and any applicable premium tax; and
   (c) Purchase Payments less any withdrawals.

Withdrawals reduce the death Benefit calculated under (b) proportionally by the same percentage that the withdrawal reduces the Contract Value. The withdrawal includes any applicable surrender charges.

Death Benefit if any annuitant is older than age 80 at issue: The Death Benefit, as of the date we receive due proof of death of any Annuitant, is equal to the greatest of:
   (a) the Contract Value as of the date we receive due proof of death of any Annuitant;
   (b) the greatest Contract Value as of any Contract anniversary up to and including the Contract anniversary next following or coincident with the 80th birthday of the older of any Annuitant plus any Purchase Payments paid since then adjusted for any withdrawals and any applicable premium tax; and
   (c) Purchase Payments less any withdrawals.

Withdrawals reduce the Death Benefit calculated under (b) proportionally by the same percentage that the withdrawal reduces the Contract Value. The withdrawal includes any applicable surrender charges.

When Death Benefit is Calculated at Death of Any Annuitant: The Death Benefit is calculated on the date that we receive due proof of death at our Service Center. Until we receive complete written settlement instructions satisfactory to us from the beneficiary, the calculated Death Benefit will remain allocated to the various Investment Options according to your last instructions. Therefore, the Death Benefit will fluctuate with the performance of the underlying Investment Options.

For GE Capital Life Assurance Company of New York,

                             /s/ Cheryl C. Whaley

                                   President